Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-206104 on Form S-3 and in Registration Statement No. 333-136090 on Form S-8 of our report dated February 12, 2016, relating to the consolidated financial statements of Wyndham Worldwide Corporation and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Wyndham Worldwide Corporation for the year ended December 31, 2015.

/s/ Deloitte & Touche LLP
Parsippany, New Jersey
February 12, 2016